Exhibit 5.1

LAW OFFICES OF MICHAEL H. HOFFMAN, P.A.

1521 ALTON ROAD, #284

MIAMI BEACH, FL 33139

January 14, 2022

Welsis Corp.

Bulevar Mihajla Pupina 115

Belgrade, Serbia 11070

Ladies and Gentlemen:

We have examined the Form S-1 Registration Statement of Welsis Corp., a Wyoming corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of the Company’s Common Stock, $0.0001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the laws of the State of Wyoming and the laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

LAW OFFICES OF
MICHAEL H. HOFFMAN, P.A.

By: /s/ Michael H. Hoffman
Michael H. Hoffman, For the Firm